                                                                    Exhibit 23.1


                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE



The Board of Directors
Assisted Living Concepts, Inc.:


The audits referred to in our report dated March 25, 2002, included the related consolidated financial statement schedule as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001, included in the Annual Report on Form 10-K. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The audit report covering the December 31, 2001 consolidated balance sheet (Successor Company) reflects a change in ownership and fresh start reporting and therefore is not comparable to prior periods.





Portland, Oregon
March 29, 2002